CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               BE AEROSPACE, INC.

          BE Aerospace Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation").

          DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors held on April 2, 1997, the Board of Directors of the Corporation unanimously and duly adopted the following resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation declaring the advisability thereof and calling for submission of the proposed amendment to the stockholders of the Corporation for their approval and adoption:

RESOLVED:          That a proposal to amend this Corporation's Restated
                   Certificate of Incorporation to increase the number of shares of Common Stock, $0.01 par value per share, that this Corporation shall have authority to issue from 30,000,000 to 50,000,000 be, and the same is, hereby approved; that the Restated Certificate of Incorporation of this Corporation be amended by changing the first sentence of Article 4 thereof so that, as amended, mid sentence of said Article reads as follows:

                            "The total number of shares of all shares of capital stock that this Corporation shall have authorized to issue is 51,000,000, consisting of 50,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share."

                   and that such proposal be submitted as Proposal No. 2 ("Proposal No. 2") to this Corporation's stockholders for their consideration and approval at the 1997 Annual Meeting of this Corporation.

RESOLVED:          That, upon approval by the stockholders of this Corporation of Proposal No. 2 at the 1997 Annual Meeting of this
                   Corporation, the officers of this Corporation at the time in office be and they are, and each of them acting singly is, hereby authorized and empowered, in the name and on behalf of this Corporation, to take any and all action and to execute and deliver any and all documents, agreements, instruments or certificates; including, without limitation
                   (i) executing, acknowledging and filing with the Delaware
                   Secretary of State a certificate setting forth the amendment embodying said Proposal No. 2 (the "Amendment") and certifying that said Amendment has been duly adopted in accordance with the provisions of Section 242 of this Delaware Corporation Law, and (ii) executing, acknowledging and filing with such other authorities in such other jurisdictions in which this Corporation is qualified to do business such papers as may be required by the rules of such jurisdiction in connection with said
                   Amendment, and to do or come to be done any and all such other acts and things as may be shown by his, her or their judgment necessarily, desirable or appropriate in order to give effect to and carry out the interest of this vote, the execution and delivery of any such document, instrument or certificate; the taking of any such action, and the doing of any such thing to be conclusive evidence of the authority of the officer or officers so acting in the premises and to be conclusive evidence that the same has been approved by the Board of Directors.

          SECOND: That the annual meeting of stockholders of the Corporation was duly called and subsequently held on August 6, 1997, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

          THIRD: That said amendment was only adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


                   IN WITNESS WHEREOF, BE Aerospace, Inc. has caused this certificate to be signed by Jeffrey P. Holtzman, its Vice President and Treasurer, this 14th day of August, 1997.

                                       BE AEROSPACE, INC.



                                       By /s/ Jeffrey P. Holtzman
                                         ---------------------------
                                       Jeffrey P. Holtzman, Vice President
                                       and Treasurer